Exhibit 10.19

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement (the “Agreement”) is entered into as of October 23, 2015, by and between Optima Fund Management LLC, a Delaware limited liability company (the “Provider”), American Farmland Company, a Maryland corporation (“AFC”) and American Farmland Company L.P., a Delaware limited partnership (“AFCLP” and, together with AFC, the “Recipients”).

WHEREAS, AFC intends to conduct an initial public offering (the “IPO”) of shares of its common stock, par value $0.01 per share;

WHEREAS, in connection with and conditioned upon the completion of the IPO, AFC desires to engage in a transaction pursuant to which AFC will complete an internalization of its management structure (the “Internalization”);

WHEREAS, AFC seeks an orderly transition of the operations of AFC following the Internalization;

WHEREAS, in connection with the Internalization, Provider has agreed to provide to Recipients certain transitional services, as further described herein;

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Services to be Performed.

(a) Provider agrees to perform, upon Recipients’ request, the transitional services set forth on Exhibit A hereto (the “Services”), on the terms and conditions hereof.  The term during which Services are being performed shall begin on the date when the Internalization is consummated (the “Closing Date”) and end on the first anniversary thereof (the “Transition Period”), subject to the Recipients’ right to renew (in whole or in part) for successive one-year terms, as set forth below.  To the extent that Services of a particular individual are requested by AFC, Provider agrees to use commercially reasonable efforts to make such individual available to provide such services, but that under no circumstances shall Provider be obligated to make such individual available if such individual is no longer an employee of Provider or its affiliates. Additionally, in no case will Provider be required to provide any services that require personnel other than those then-currently employed by Provider or its affiliates.

(b) Provider hereby acknowledges and agrees that (i) Recipients’ determination to require Provider to provide some or all of the Services shall be made by Recipients in their sole discretion, and (ii) Recipients may terminate any request for Services upon five (5) business days’ notice to Provider, and Provider shall terminate the performance of any such Services upon Recipients’ request becoming effective.  Recipients shall have no obligation to use any of the Services.  Upon effectiveness of any such termination, Recipients shall have no further payment obligations with respect to any terminated Service(s) other than an obligation to pay for third-party expenses incurred in connection with Services rendered before such notice is effective (including any expenses related to termination fees or minimum payment requirements to such third party providers previously approved by Recipients pursuant to Section 3(a) below), and Provider shall have no obligation to resume performance of any terminated Service(s) unless Provider and Recipients agree otherwise.

(c) The Transition Period with respect to any Services may be extended for successive one (1) year terms upon the written notice of Recipients to Provider at least thirty (30) days in advance of the expiration of the Transition Period, provided, however, such extension must be approved by a majority of the members of AFC’s board of directors who are not affiliated with Provider.

2. Standard of Care.  Provider represents, warrants and agrees that the Services shall be provided in good faith, in accordance with law and in a manner generally consistent in scope and quality with the historical provision of the Services and with the same standard of care as historically provided to AFC and AFCLP prior to the Closing Date. Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence and in accordance with past practices.

3. Expenses and Payment.

(a) Each Service shall be provided by Provider to the Recipients at Provider’s cost for such services.  Any third-party expenses incurred by Provider in rendering Services hereunder and approved by Recipients in writing in connection with the provision of such Services shall be reimbursable by Recipients at Provider’s cost for such services. Provider shall use commercially reasonable efforts to bill any such third party expenses directly to the Recipients, and, in any event, shall provide Recipients with copies of any receipts, bills or other documentation evidencing such third party expenses.

(b) Provider shall submit monthly invoices to the Recipients for any reimbursable third-party expenses incurred for Services rendered hereunder and not billed directly to Recipients, which invoices shall be payable within thirty (30) days of Recipients’ receipt of such invoices.

4. Relationship of Parties.  Provider is an independent contractor, and neither Provider nor its employees or representatives will be deemed to be employees or representatives of the Recipients for any purpose or under any circumstances.  No partnership, joint venture, alliance, fiduciary, agency or other relationship, except that of an independent contractor, is created hereby, either expressly or by implication.

5. Use of Information, Confidentiality.   Each party hereby covenants and agrees that neither it nor any of its affiliates will, directly or indirectly, disclose or furnish to any Person, any proprietary information of, or confidential information concerning, the other party or any of its affiliates; provided, however, that this covenant of non-disclosure shall not apply to information (i) which is, or at any time becomes, available in the public domain (other than as a result of disclosure by the recipient party or any of its affiliates), (ii) which has been lawfully acquired by the recipient party from a third party not under a confidentiality obligation with respect to such information to the other party or its affiliates, (iii) which is required to be disclosed by law or court or administrative court (provided that the recipient party give the other party notice of such required disclosure and a reasonable opportunity to take steps to maintain the confidentiality thereof), or (iv) which the other party expressly authorizes the recipient party to disclose in writing prior to such disclosure.  Upon termination of this Agreement, each party will return to the other party (or certify that it has destroyed) all copies of such confidential information, including, but not limited to, financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available in connection with this Agreement.  This provision shall survive the termination of this Agreement.

6. Default; Termination.  This Agreement may be terminated as follows:

(a) By mutual written consent of the parties to this Agreement;

(b) By Provider by written notice to AFC and AFCLP if (i) either AFC or AFCLP is in breach of any material provision of this Agreement and such breach shall not have been cured within twenty (20) business days of receipt by AFC and AFCLP of written notice thereof from Provider, and (ii) Provider is not, on the date of termination, in material breach of any provisions of this Agreement;

(c) By Provider, in its sole discretion, upon six (6) months written notice to AFC and AFCLP;

(d) By Recipients by written notice to Provider if (i) Provider is in breach of any material provision of this Agreement and such breach shall not have been cured within twenty (20) business days of receipt by Provider of written notice thereof from Recipients, and (ii) Recipients are not, on the date of termination, in material breach of any provisions of this Agreement;

(e) By Recipients, in their sole discretion, upon thirty (30) days written notice to Provider; or

(f) Upon expiration of the Transition Period.

7. Compliance with Laws. Each party will, with respect to its obligations and performance hereunder, comply with all applicable requirements of federal, state, local and foreign laws, rules and regulations.

8. Indemnification.  Provider shall indemnify, defend and hold harmless the Recipients, their affiliates and its representatives (collectively, the “Recipient Indemnified Parties”) from and against any and all Losses of the Recipient Indemnified Parties relating to, arising out of or resulting from the provision of the Services to the Recipients pursuant to this Agreement in connection with the provision of, or failure to provide, any Services to the Recipients as required under this Agreement. Provider’s maximum indemnification obligation hereunder shall be limited to the greater of: (i) the actual aggregate amount of compensation paid by the Recipients to the Provider hereunder, or (ii) the Company’s incremental cost of obtaining the Service from a third party; provided, however, that none of the foregoing shall limit any liability arising from gross negligence, fraud, bad faith or intentional misconduct of Provider.  As used herein,

“Losses” means all damages, losses, expenses, costs, taxes, diminution in value, charges, penalties, fees and liabilities (including reasonable attorneys’ fees and costs of investigation and collection), but excluding all consequential damages, punitive and exemplary damages or special damages.

9. Miscellaneous.

(a) Governing Law.  This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles thereof.

(b) Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized assignment or transfer will be void.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c) Entire Agreement; Modification; Waivers.  This Agreement (including Exhibit A and any other future Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings with respect to the Services.  This Agreement (including Exhibit A, and any other future Exhibits hereto) may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(d) Severability.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

(e) Notices.  Each notice, request and other communication hereunder will be in writing and will be deemed to have been duly given (i) when delivered by hand (so long as the delivering party shall have received a receipt of delivery executed by the party to whom such notice was delivered), (ii) three (3) business days after deposited in United States certified or registered mail, postage prepaid, return receipt requested, (iii) when sent by telecopier or email (in each case, with receipt confirmed) provided a copy is also sent by United States mail or recognized overnight courier service, or (iv) one (1) business day after delivery to a recognized overnight courier service, in each case addressed to the parties as follows (or to such other address as a party may designate by notice to the others):

If to the Recipients:	American Farmland Company
10 East 53rd Street
New York, NY 10022
Attention: General Counsel
Facsimile: (212) 484-3001
Email: christine.rivera@optima.com

If to Provider:	Optima Fund Management LLC
10 East 53rd Street
New York, NY 10022
Attention: Geoffrey Lewis
Facsimile: (212) 484-5540
Email: geoffrey.lewis@optima.com

(f) Title and Headings.  Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(g) Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) No Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide any third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  No third party shall have any right under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

PROVIDER:

OPTIMA FUND MANAGEMENT LLC, a
Delaware limited liability company

By:	/s/ Geoffrey M. Lewis
Name:	Geoffrey M. Lewis
Title:	Chief Financial Officer

AFC:

AMERICAN FARMLAND COMPANY, a
Maryland corporation

By:	/s/ Geoffrey M. Lewis
Name:	Geoffrey M. Lewis
Title:	Chief Financial Officer and Treasurer

AFCLP:

AMERICAN FARMLAND COMPANY L.P., a
Delaware limited Partnership

By:	American Farmland Company, its sole General
Partner

By:	/s/ Geoffrey M. Lewis
Name:	Geoffrey M. Lewis
Title:	Chief Financial Officer

[Signature Page to Transitional Services Agreement]

Exhibit A

TRANSITIONAL SERVICES PROVIDED BY

OPTIMA FUND MANAGEMENT LLC

Office Space

Includes Salt Lake City, UT office space to the extent the Optima Fund Management LLC pays the costs associated with renting that office space.

Information Technology Support Services

Includes maintenance of website and related costs as well as maintenance on computer networks dedicated to American Farmland Company.

General Administrative Services

1. A pro-rata share of the salary, taxes and benefits of Optima Fund Management LLC employees who are mutually identified as spending a substantial amount of their time on American Farmland Company’s business.

2. Reimbursement of out-of-pocket costs for courier expenses, travel and other miscellaneous costs.

3. The Provider will reimburse the Recipients for the proportionate share of compensation (including payrool taxes and benefits) incurred by the Recipients for Thomas Gimbel, Lindsey Sichel and Philip Nuetzel (each an “Employee”) that is attributable to the portion of time each Employee spends on the Provider’s business, with such portion outlined in each Employee’s employment agreement with the Recipients.